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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                  INFORMATION STATEMENT PURSUANT TO RULE 13d-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               Thermafreeze, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   883429 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 7, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)


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
CUSIP No.
88349 10 2

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1.   Name of Reporting Persons:  Coldwater Capital LLC
     I.R.S. Identification Nos. of above persons (entities only).

     95-4681942

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2.   Check the Appropriate Box if a Member of a Group (See Instructions):

     (a) [ ]

     (b) [ ]

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3.   SEC Use Only

-------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:

     Nevada

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Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           -0-
Each Reporting Person      ----------------------------------------------------
With
                           6.   Shared Voting Power:
                                13,200,000
                           ----------------------------------------------------

                           7.   Sole Dispositive Power:
                                -0-
                           ----------------------------------------------------
                           8.   Shared Dispositive Power:
                                13,200,000
-------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     13,200,000 shares (see Item 4 (a) of attached Schedule)

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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

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11.  Percent of Class Represented by Amount in Row (9):

     5.621%

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12.  Type of Reporting Person (See Instructions):

     OO

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CUSIP No.
88349 10 2



ITEM 1.

         (a)      Name of Issuer:
                  Thermafreeze, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  4430 Haskell Avenue
                  Encino, CA.  91436

ITEM 2.

         (a)      Name of Persons Filing:
                  Coldwater Capital LLC ("Coldwater")

         (b)      Address of Principal Business Office or, if none, Residence:
                  50 W. Liberty Street, Suite 880
                  Reno, NV 89501

         (c)      Citizenship:
                  Coldwater is a limited liability company organized under the laws of the state of Nevada.

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number: 883429 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]   Broker or dealer registered under section 15 of the Act;

         (b)      [ ]   Bank as defined in Section 3(a)(6) of the Act;

         (c)      [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act;

         (d)      [ ]   Investment Company registered under Section 8 of the
                        Investment Company Act;

         (e)      [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisors Act of 1940;

         (f)      [ ]   Employee Benefit Plan Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund;

         (g)      [ ]   Parent Holding Company, in accordance with Rule 13d-1(b)
                        (ii)(G);

         (h)      [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

         (i)      [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j)      [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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CUSIP No.
88349 10 2



ITEM 4.        OWNERSHIP

         (a)      Amount beneficially owned:
                  13,200,000

         (b)      Percent of class:
                  5.62%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:
                                Coldwater: - 0 -

                  (ii)     Shared power to vote or to direct the vote:
                              Coldwater: 13,200,000

                  (iii) Sole power to dispose or to direct the disposition of:
                                Coldwater: - 0 -

                  (iv) Shared power to dispose or to direct the disposition of:
                              Coldwater: 13,200,000

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.       CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No.
88349 10 2



                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2001



                                       COLDWATER CAPITAL LLC





                                       By: /s/ Mark Neuhaus
                                           -------------------------------------
                                           Mark Neuhaus,
                                           Managing Member



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